       CIA. MINERA                                             DE CALDAS S.A.

DEEPLY RESPONSIBLE

Medellin, May 13, 2008

BEATRIZ E. URIBE RESTREPO	[upside-down stamp:]
General Manager	48756
MINEROS S.A.	[illegible]
Medellin, Colombia	May 13, 2008
MINEROS S.A.
No.: [illegible]
File: [illegible]

Re: Change of date for paying the good faith deposit

Dear Ms. Uribe:

In accordance with yesterday’s conversation between you and Tom Lough about the request to postpone the payment of twenty percent (20%) of the price of the shares for sale, we propose that Article 2.2 be amended as follows:

“The Transaction Price is the Price of the Shares for Sale.

The Transaction Price will be paid as follows: On June 9, 2008, the Buyer will make a good faith deposit into the bank account of Mineros, S.A., specified in the Agreement in the amount of 20% of the Price of the Shares for Sale, in Colombian pesos, calculated as described below.  The remaining eighty percent (80%) must be deposited, no later than two (2) days prior to the Closing Date, at Fiduciaria Colpatria, S.A., or the fiduciary mutually agreed on by the parties.  The fiduciary will be instructed to deliver the money, in the appropriate percentages, according to the instructions provided by Mineros, S.A., as soon as the fiduciary receives from the Sellers all of the documents referred to in Sections (i) and (ii) of Article 5.1 “Sellers’ Responsibilities” of the present Agreement, documents which are then to be delivered to Mineros, S.A.  Because the Price of the Shares for Sale that appears in Annex A to the Agreement is stated in U.S. Dollars, the twenty percent (20%) to be paid will be converted to Colombian pesos using the representative market rate on the day the payment is made. The remaining eighty percent (80%) must be delivered to Fiduciaria Colpatria or the fiduciary mutually agreed on by the parties after being converted to Colombian pesos using the representative market rate on the day delivery is made or after being converted using as a conversion factor the representative market rate on the day the initial twenty percent (20%) was paid, as best suits the Sellers.  Compañía Minera de Caldas, S.A. will assume all payment system costs for the final eighty percent (80%).”

      CIA. MINERA                                             DE CALDAS S.A.

DEEPLY RESPONSIBLE

It is understood that the remaining stipulations contained in the initial agreement and the amendments to that agreement contained in the Memorandum dated April 29, 2008, remain in full effect.

If your company and the other Sellers agree with amending the Agreement in the terms proposed here, please indicate your acceptance and express agreement by signing this letter, as established in the Share Sales Agreement.

Kind regards,

[signature]
IAN PARK
Legal Representative
Compañía Minera de Caldas, S.A.

I ACCEPT:

[signature]
BEATRIZ URIBE RESTREPO
Acting General Manager
Mineros S.A.

And acting on behalf of:

EDUARDO PACHECO CORTES
RODRIGO VASQUEZ MEJIA
ALBERTO VELASQUEZ ECHEVERRY
SANTIAGO VESQUEZ HAUPT
ALBERTO MEJIA HERNANDEZ
CARLOS URRUTIA VALENZUELA
JUAN MANUEL URRUTIA VALENZUELA
ALVARO ESCOBAR RESTREPO